Filed Pursuant to Rule 424(b)(7)
Registration No. 333-184297

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED MARCH 16, 2015

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 30, 2012)

8,246,534 Shares

Common Stock

This prospectus supplement relates to the offer and sale of 8,246,534 shares of common stock by the selling stockholders named in this prospectus supplement. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders in this offering.

Walker & Dunlop, Inc. is a Maryland corporation with its principal executive offices located at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland, 20814, telephone number (301) 215-5500.

Subject to the completion of the offering, we will repurchase from the underwriter 3,000,000 of the shares of our common stock that are the subject of this offering at a price per share equal to the price at which the underwriter will purchase such shares from the selling stockholders in this offering.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “WD,” and the last reported sale price of our common stock on the NYSE on March 13, 2015 was $16.62 per share.

See the information set forth under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the risks that you should consider before making a decision to invest in our common stock.

The underwriter has agreed to purchase the common stock from the selling stockholders at a price of $     per share, which will result in approximately $     million of net proceeds to the selling stockholders before expenses. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common stock sold in this offering will be ready for delivery in book-entry form through The Depository Trust Company on or about March     , 2015.

Morgan Stanley

The date of this prospectus supplement is March     , 2015.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. We and the selling stockholders have not, and the underwriter has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

United Kingdom

The communication of this prospectus supplement and any other documents or materials relating to the issue of the shares of common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of Section 21 of the Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed

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to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)) or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the shares of common stock offered hereby are only available to, and any investment or investment activity to which this prospectus supplement relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or any of their contents.

EEA

This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto) as implemented in member states of the European Economic Area (the “EU Prospectus Directive”). This prospectus supplement has been prepared on the basis that all offers of the shares of common stock described herein made to persons in the European Economic Area will be made pursuant to an exemption under the EU Prospectus Directive from the requirement to produce a prospectus in connection with offers of such shares of common stock.

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission that adds to, updates or changes information contained in an earlier filing we made with the Securities and Exchange Commission shall be deemed to modify and supersede such information in the earlier filing.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement. Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to Walker & Dunlop, Inc., a Maryland corporation, together with its consolidated subsidiaries.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to the “selling stockholders” refer to any person specifically identified in the table set forth under the caption “Selling Stockholders” in the prospectus supplement.

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FORWARD-LOOKING INFORMATION

Some of the statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•	the future of the GSEs and their impact on our business;

•	the future funding level of HUD, including whether such funding level will be sufficient to support future firm commitment requests, and its impact on our business;

•	changes to the interest-rate environment and its impact on our business;

•	our growth strategy;

•	our projected financial condition, liquidity and results of operations;

•	our ability to obtain and maintain warehouse and other loan funding arrangements;

•	availability of and our ability to retain qualified personnel and our ability to develop and retain relationships with borrowers, key principals and lenders;

•	degree and nature of our competition;

•	the outcome of pending litigation;

•	changes in governmental regulations and policies, tax laws and rates, and similar matters and the impact of such regulations, policies and actions;

•	our ability to comply with the laws, rules and regulations applicable to us;

•	trends in the commercial real estate finance market, interest rates, commercial real estate values, the credit and capital markets or the general economy; and

•	general volatility of the capital markets and the market price of our common stock.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the information set forth under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus, and in other documents that we may file from time to time in the future with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making a decision to invest in our common stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please see the information set forth under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the risks that you should consider before making a decision to invest in our common stock.

WALKER & DUNLOP, INC.

We are one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. We originate, sell, and service a range of multifamily and other commercial real estate finance products. Our clients are owners and developers of commercial real estate across the country. We originate and sell loans through the programs of the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac,” ™ and together with Fannie Mae, the government-sponsored enterprises, or the “GSEs”), the Government National Mortgage Association (“Ginnie Mae”) and the Federal Housing Administration, a division of the U.S. Department of Housing and Urban Development (together with Ginnie Mae, “HUD”), with which we have long-established relationships. We retain servicing rights and asset management responsibilities on substantially all loans that we originate for GSE and HUD programs. We are approved as a Fannie Mae Delegated Underwriting and Servicing (“DUS” ™) lender nationally, a Freddie Mac Program Plus™ lender in 22 states and the District of Columbia, a Freddie Mac targeted affordable housing seller/servicer, a HUD Multifamily Accelerated Processing (“MAP”) lender nationally, a HUD Section 232 LEAN lender nationally, and a Ginnie Mae issuer. We broker and service loans for a number of life insurance companies, commercial banks, commercial mortgage backed securities (“CMBS”) issuers, and other institutional investors, in which cases we do not fund the loan but rather act as a loan broker. We also originate and hold interim loans on our balance sheet and offer proprietary CMBS and large interim loans through our partnerships with institutional investors. We have been in business for more than 77 years; a Fannie Mae DUS lender since 1988, when the DUS program began; a HUD lender since acquiring a HUD license in 2009; and a Freddie Mac Program Plus lender since 2009.

The sale of each loan through GSE and HUD programs is negotiated prior to rate locking or closing the loan with the borrower. For loans originated pursuant to the Fannie Mae DUS program, we generally are required to share the risk of loss, with our maximum loss capped at 20% of the loan’s balance at origination. In addition to our risk-sharing obligations, we may be obligated to repurchase loans that are originated for GSE and HUD programs if certain representations and warranties that we provide in connection with such originations are breached. We have never been required to repurchase a loan. We have established a strong credit culture over decades of originating loans and are committed to disciplined risk management from the initial underwriting stage through loan payoff.

Walker & Dunlop, Inc. is a holding company, and we conduct substantially all of our operations through Walker & Dunlop, LLC, our operating company. In December 2010, we completed our initial public offering. In connection with our initial public offering, we completed certain formation transactions through which Walker & Dunlop, LLC became a wholly owned subsidiary of Walker & Dunlop, Inc., a newly formed Maryland corporation (the “Formation Transaction”).

On September 4, 2012, we closed the acquisition of CWCapital LLC (“CWCapital”), a wholly owned subsidiary of CW Financial Services LLC (“CWFS”), which is an affiliate of Fortress Investment Group LLC (“Fortress”), at which time the total consideration transferred was valued at approximately $231.1 million, consisting of $80.0 million in cash and approximately 11.6 million shares of our common stock with a fair value of $151.1 million issued in a private placement to CWFS (the “CW Acquisition”). Upon closing of the CW Acquisition, CWCapital became an indirect wholly owned subsidiary of the Company and was renamed Walker & Dunlop Capital, LLC. Additionally, Fortress became our largest shareholder.

CWCapital was one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending, originating and selling mortgage loans pursuant to the programs of Fannie Mae, Freddie Mac, Ginnie Mae and HUD. The CW Acquisition increased our servicing portfolio by $14.5 billion and significantly increased our origination capacity and national presence.

On September 25, 2014, we executed a purchase agreement to acquire certain assets and assume certain liabilities of Johnson Capital Group, Inc. (“Johnson Capital”). The acquisition of Johnson Capital closed on November 1, 2014 (“JC Acquisition”). The consideration transferred totaled $23.5 million and consisted of $17.6 million in cash and $5.9 million of our common stock issued in a private placement. The JC Acquisition expands our network of loan originators, provides further diversification to our origination platform, and increases our HUD servicing portfolio.

Since 2011, we have offered interim loans for our balance sheet that provide floating-rate debt to experienced borrowers seeking to acquire or reposition multifamily properties that do not currently qualify for permanent financing (the “Interim Program”). We closed our first loan under the Interim Program in February 2012. We underwrite all loans originated through the Interim Program. During the time the loans are outstanding, we assume the full risk of loss on the loans. In addition, we service and asset-manage loans originated through the Interim Program, with the ultimate goal of providing permanent financing on the properties. These loans are classified as held for investment on our balance sheet during such time that they are outstanding. We have not experienced any delinquencies or charged off any loans originated under the Interim Program. We held 12 loans originated under the Interim Program with an aggregate $225.3 million unpaid principal balance as of December 31, 2014.

Since 2013, we have offered a large loan bridge program (the “Bridge Program”) through a partnership in which we own a five-percent interest (“Bridge Partnership”). The loans in the Bridge Program are selected and funded by the Bridge Partnership and underwritten by us. We receive an asset management fee on the invested capital for managing the Bridge Program and servicing the loans. The Bridge Partnership assumes the full risk of loss on the loans. We account for our five-percent interest under the equity method of accounting. The Bridge Partnership held one loan originated under the Bridge Program with a $44.2 million unpaid principal balance as of December 31, 2014.

We own a 20% interest in a partnership with an affiliate of our largest stockholder and an affiliate of the selling stockholders in this offering, Fortress (the “CMBS Partnership”). The CMBS Partnership began offering financing through a CMBS platform for all commercial property types throughout the United States (the “CMBS Program”) during 2014. The CMBS Partnership expects to sell all loans originated by it into secondary securitization offerings within 90 days of origination. The loans in the CMBS Partnership are selected and funded by the CMBS Partnership and underwritten by us. We receive a fee for servicing the loans. The CMBS Partnership assumes the full risk of loss on the loans while it holds the loans. We account for our 20 percent interest under the equity method of accounting. The CMBS Partnership originated $116.1 million of loans through the CMBS Program and contributed loans to two third-party securitizations during 2014.

The Share Repurchase

Subject to the completion of the offering, we will repurchase from the underwriter 3,000,000 of the shares of our common stock that are the subject of this offering at a price per share equal to the price at which the underwriter will purchase such shares from the selling stockholders in this offering. We refer to this transaction as the “share repurchase.” The repurchased shares will no longer be outstanding following completion of this offering. We intend to fund the share repurchase with cash on hand. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.

Corporate Information

Walker & Dunlop, Inc. is a Maryland corporation with its principal executive offices located at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland, 20814, telephone number (301) 215-5500. Our website address is www.walkerdunlop.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

The offering terms are summarized below solely for your convenience. For a more complete description of the terms of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Securities offered by the selling stockholders	8,246,534 shares of common stock, $0.01 par value per share.

New York Stock Exchange symbol	“WD”

Shares of common stock outstanding immediately after completion of this offering and the share repurchase	30,322,732(1) shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders in this offering.

Share Repurchase	Subject to the completion of the offering, we will repurchase from the underwriter 3,000,000 of the shares of our common stock that are the subject of this offering at a price per share equal to the price at which the underwriter will purchase such shares from the selling stockholders in this offering.

Risk factors	Investing in our securities involves risks. Potential investors are urged to read and consider the specific factors relating to an investment in us as set forth under “Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)	After giving effect to the repurchase of the 3,000,000 shares of common stock from the underwriter that will no longer be outstanding after the completion of the share repurchase, shares of outstanding common stock includes 1,397,072 shares of unvested restricted common stock, and excludes (i) vested options exercisable for 544,342 shares of common stock, (ii) 875,801 unvested restricted stock units, and (iii) unvested options that may be exercisable for 776,831 shares of common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders in this offering.

SELLING STOCKHOLDERS

The following table sets forth certain information about the selling stockholders at March 16, 2015. As of March 13, 2015, there were 33,322,732 shares of common stock outstanding. When we refer to a “selling stockholder” in this prospectus supplement, we mean any person specifically identified in the table below.

The number of shares and percentages of beneficial ownership prior to this offering set forth below are based on the number of shares of our common stock issued and outstanding immediately prior to the consummation of this offering. The number of shares and percentages of beneficial ownership after this offering set forth below are based on the number of shares of our common stock issued and outstanding immediately after the consummation of this offering assuming the selling stockholders sell 8,246,534 shares of common stock offered by this prospectus.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 16, 2015 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Selling Stockholder	Beneficial Ownership Prior to this Offering		Shares of common stock being offered hereby	Beneficial Ownership After this Offering
	Number of Shares	Percent of All Shares		Number of Shares	Percent of All Shares
FIF V WD LLC (1)	4,123,267	12.37%	4,123,267	0	0
FCOF UB Investments LLC (1)	1,649,307	4.9%	1,649,307	0	0
FCOF II UB Investments LLC (1)	1,099,537	3.3%	1,099,537	0	0
FTS SIP LP (1)	687,211	2.1%	687,211	0	0
FCO MA II UB Securities LLC (1)	549,769	1.6%	549,769	0	0
FCO MA LSS LP (1)	137,443	0.4%	137,443	0	0

(1)

Prior to the completion of this offering, Fortress Investment Group LLC may be deemed to be exercising voting and investment power over 8,246,534 shares, including (i) shares held by FIF V WD LLC, (ii) shares held by FCOF UB Investments LLC (“FCOF UB”), (iii) shares held by FCOF II UB Investments LLC (“FCOF II UB”), (iv) shares held by FTS SIP L.P. (“FTS SIP”), (v) shares held by FCO MA II UB Securities LLC (“FCO MA II UB”), and (vi) shares held by FCO MA LSS LP (“FCO MA LSS”). Fortress Investment Fund V (Fund A) L.P. (“FIF V (A)”), Fortress Investment Fund V (Fund B) L.P. (“FIF V (B)”), Fortress Investment Fund V (Fund C) L.P. (“FIF V (C)”), Fortress Investment Fund V (Fund D) L.P. (“FIF V (D)”), Investment Fund V (Fund E) L.P. (“FIF V (E)”), Fortress Investment Fund V (Fund F) L.P. (“FIF V (F)”), and Fortress Investment Fund V (Fund G) L.P. (“FIF V (G)”) are holders of the membership interests of FIF V WD LLC and have the ability to direct the management and affairs of FIF V WD LLC. The general partner of FIF V (A), FIF V (D), and FIF V (E) is Fortress Fund V GP L.P (“FF V GP”). The general partner of FIF V (B), FIF V (C), FIF V (F), and FIF V (G) is Fortress Fund V GP (BCF) L.P (“FF V GP (BCF)”). Fortress Fund V GP Holdings Ltd. (“FF V GP Holdings”) is the general partner of FF V GP. Fortress Fund V GP (BCF) Holdings Ltd. (“FIF V GP (BCF) Holdings”) is the general partner of FF V GP (BCF). Fortress Credit Opportunities Fund (A) LP (“FCOF (A)”), Fortress Credit Opportunities Fund (B) LP (“FCOF (B)”), and Fortress Credit Opportunities Fund (C) L.P (“FCOF (C)”) are holders of the membership interests of FCOF UB and have the ability to direct the management and affairs of FCOF UB. FCO Fund GP LLC (“FCO Fund GP”) is the general partner of FCOF (A), FCOF (B), and FCOF (C). Fortress Credit Opportunities Fund II (A) LP (“FCOF II (A)”), Fortress Credit Opportunities Fund II (B) LP (“FCOF II (B)”), Fortress Credit Opportunities Fund II (C) L.P. (“FCOF II (C)”), Fortress Credit Opportunities Fund

II (D) L.P. (“FCOF II (D)”), and Fortress Credit Opportunities Fund II (E) LP (“FCOF II (E)”) are holders of the membership interests of FCOF II UB and have the ability to direct the management and affairs of FCOF II UB. FCO Fund II GP LLC (“FCO Fund II GP”) is the general partner FCOF II (A), FCOF II (B), FCOF II (C), FCOF II (D), and FCOF II (E). By virtue of its capacity as investment advisor, Fortress Credit Opportunities Advisors LLC (“FCO Advisors”) may be deemed to beneficially own the shares held by FCOF (A), FCOF (B), FCOF (C), FCOF II (A), FCOF II (B), FCOF II (C), FCOF II (D) and FCOF II (E), pursuant to management agreements. The general partner of FTS SIP is FCO MA GP LLC (“FCO MA GP”). By virtue of its capacity as investment advisor, Fortress Credit Opportunities MA Advisors LLC (“FCO MA Advisors”) may be deemed to beneficially own the shares held by FTS SIP, pursuant to a management agreement. The general partner of FCO MA LSS is FCO MA LSS GP LLC (“FCO MA LSS GP”). By virtue of its capacity as investment advisor, FCO MA LSS Advisors LLC (“FCO MA LSS Advisors”) may be deemed to beneficially own the shares held by FCO MA LSS, pursuant to a management agreement. FCO MA II LP (“FCO MA II”) is the sole member of FCO MA II UB and has the ability to direct the management and affairs of FCO MA II UB. FCO MA II GP LLC (“FCO MA II GP”) is the general partner of FCO MA II. By virtue of its capacity as investment advisor, Fortress Credit Opportunities MA II Advisors LLC (“FCO MA II Advisors”) may be deemed to beneficially own the shares held by of FCO MA II, pursuant to a management agreement. FIG LLC may be deemed to beneficially own the shares held by FIF V (A), FIF V (B), FIF V (C), FIF V (D), FIF V (E), FIF V (F) and FIF V (G) by virtue of its capacity as investment advisor, pursuant to management agreements, and may be deemed to beneficially own the shares beneficially owned by FCO Advisors, FCO MA Advisors, FCO MA II Advisors and FCO MA LSS Advisors in its capacity as owner. Hybrid GP Holdings LLC (“Hybrid GP Holdings”) is the holder of all membership interests of FCO MA LSS GP, FCO Fund GP, FCO Fund II GP, FCO MA GP, and FCO MA II GP. Fortress Operating Entity I LP (“FOE I”) is the managing member of Hybrid GP Holdings and holder of all limited company interests of FF V GP Holdings and FIF V GP (BCF) Holdings. Principal Holdings I LP (“PH I”) is the holder of all limited company interests of FFV GP (BCF) Holdings. FIG Corp. is the general partner of FOE I. FIG Asset Co. LLC is the sole member of PH I. Fortress Investment Group LLC is the holder of all shares of FIG Corp. and all membership interests of FIG Asset Co. LLC. The address of Fortress Investment Group LLC is 1345 Avenue of the Americas, New York, NY.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policies

Our Board has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is (or are to be) a participant, the amount involved exceeds $100,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest; provided, however, that approval is not required for competitive bidding and similar transactions that are not deemed to be related party transactions under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). Under the policy, a related person would need to promptly disclose to our compliance officer any related person transaction and all material facts about the transaction. Our compliance officer would then assess and promptly communicate that information to the Audit Committee of our Board. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will either approve or reject the transaction or refer the transaction to the full Board or other appropriate Board committee, in its discretion. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee which will evaluate all options available, including ratification, revision or termination of such transaction, and will either approve or reject the transaction or refer the transaction to the full Board or other appropriate Board committee, in its discretion. Our policy provides that any director who may be interested in a related person transaction should recuse himself or herself from any consideration of such related person transaction.

2010 Registration Rights Agreement

In December 2010, in connection with our initial public offering, we completed formation transactions through which Walker & Dunlop, LLC became our wholly owned subsidiary. In connection with such formation transactions, we entered into a registration rights agreement with regard to shares of our common stock issued to former direct and indirect equity holders of Walker & Dunlop, LLC, which we refer to collectively as the 2010 registrable shares. Among the parties to such registration rights agreement, which we refer to as the 2010 registration rights agreement, were Column Guaranteed LLC (“Column”), three of our named executive officers, Messrs. Walker, Smith and Warner, our then Executive Vice President and Chief Executive Officer, Deborah Wilson and certain employees and non-employees, together with their permitted assignees and transferees, we refer to collectively as holders of 2010 registrable shares.

Pursuant to the 2010 registration rights agreement, we granted to holders of 2010 registrable shares demand registration rights, subject to certain limitations, to have such shares registered for resale on a registration statement that must remain effective for the shorter of: (a) two (2) years from its date of effectiveness, (b) the period ending on the date on which all of the 2010 registrable shares covered by such registration are eligible for sale without registration pursuant to Rule 144 or any successor provision under the Securities Act, without volume limitations or other restrictions on transfer thereunder and (c) the date on which the parties to the 2010 registration rights agreement complete the sale of all of the 2010 registrable shares. We also granted to holders of 2010 registrable shares holding a number of 2010 registrable shares equal to at least ten percent (10%) of the total number of shares of our common stock issued in the formation transactions described above demand registration rights, subject to certain limitations, pursuant to which such holder will be entitled to effect the sale of such 2010 registrable shares through an underwritten public offering.

In addition to demand registration rights, we also granted to holders of 2010 registrable shares tag-along (or “piggy-back”) rights, subject to certain limitations, pursuant to which such holders have the right to have such shares registered if we propose to file a registration statement with respect to an underwritten offering of shares for our own account.

Notwithstanding the foregoing, in the event of certain corporate events affecting us for certain periods, we are permitted under the 2010 registration rights agreement, subject to certain limitations, to postpone the filing of a registration statement and from time to time to require holders of 2010 registrable shares not to sell under a registration statement or to suspend the effectiveness of such registration statement. We will bear all of the costs and expenses incident to our registration obligations under the 2010 registration rights agreement, including, among other things, fees and disbursements of one counsel retained by the selling holders of 2010 registrable shares. We have also agreed, subject to certain limitations, to indemnify holders of 2010 registrable shares against specified liabilities, including certain potential liabilities arising under the Securities Act.

As described in “—Column Stock Repurchase”, on March 17, 2014, we repurchased from Column all of the shares of our common stock it then owned. Accordingly, Column has no registration rights under the 2010 registration rights agreement.

Amendment of 2010 Registration Rights Agreement

In connection with our acquisition of CWCapital and the 2012 registration rights agreement described below, the Company, CWFS and certain of the signatories to the 2010 registration rights agreement, which we refer to collectively as the current holders, entered into a letter agreement pursuant to which CWFS and the current holders agreed, among other things: (i) to pro rata cutbacks with respect to their respective piggy-back registration rights under the 2012 registration rights agreement and the 2010 registration rights agreement, respectively, if requested by a managing underwriter in order to reduce the amount of shares to be included in offerings for our own account or offerings of 2012 registrable shares or 2010 registrable shares, as applicable, (ii) that whichever of them requests an underwritten offering of 2012 registrable shares or 2010 registrable shares, as applicable, will also have the right to select the managing underwriters for such offering, (iii) to reduce the threshold at which Column has the right to request registration of 2010 registrable shares for sale through an underwritten public offering to five percent (5%) of the shares of our common stock outstanding as of the closing date of our acquisition of CWCapital described below and (iv) for the Company to include the 2010 registrable shares of the current holders in the registration statement to be filed in connection with the 2012 registration rights agreement.

2012 Registration Rights Agreement

In September 2012, in connection with our acquisition of CWCapital, we entered into a registration rights agreement, which we refer to as the 2012 registration rights agreement, with CWFS, the former owner of CWCapital, with regard to shares of our common stock issued to CWFS, which we refer to collectively as the 2012 registrable shares.

Pursuant to the 2012 registration rights agreement, we agreed to register for resale all of the 2012 registrable shares held by CWFS, which, together with its permitted transferees or assigns, we refer to collectively as holders of 2012 registrable shares, on a shelf registration statement filed with the SEC no later than 30 days after the closing date of our acquisition of CWCapital. We also granted to holders of 2012 registrable shares piggy-back rights, subject to certain limitations, pursuant to which such holders have the right to have such shares registered if we propose to file a registration statement with respect to an underwritten offering of shares for our own account or for the account of one or more other stockholders of the Company. In either case, we agreed to use our reasonable best efforts to maintain the effectiveness of the relevant registration statement until the earlier of (i) the date on which all 2012 registrable shares covered by such registration statement are eligible for sale without registration pursuant to Rule 144 or any successor provision under the Securities Act, without volume limitations or other restrictions on transfer thereunder and (ii) the date on which holders of 2012 registrable shares consummate the sale of all 2012 registrable shares registered under such registration statement.

We also granted to holders of 2012 registrable shares holding a number of 2012 registrable shares equal to at least five percent (5%) of the shares of our common stock outstanding as of the closing date of our acquisition of CWCapital demand registration rights, subject to certain limitations, pursuant to which such holder will be entitled to effect the sale of such 2012 registrable shares through an underwritten public offering.

Notwithstanding the foregoing, in the event of certain corporate events affecting us for certain periods, we are permitted under the 2012 registration rights agreement, subject to certain limitations, to postpone the filing of a registration statement and from time to time to require holders not to sell under a registration statement or to suspend the effectiveness thereof. We will bear all of the costs and expenses incident to our registration obligations under the 2012 registration rights agreement, including, among other things, fees and disbursements of one counsel retained by the selling holders of 2012 registrable shares. We have also agreed, subject to certain limitations, to indemnify holders of 2012 registrable shares against specified liabilities, including certain potential liabilities arising under the Securities Act.

Affiliates of Fortress sold 2 million shares of our common stock in a registered offering in November 2014. In connection therewith, we paid $205 thousand in Fortress’ expenses.

Column Voting Agreement

Under the terms of the Column Voting Agreement, to the extent that Column beneficially owned at least ten percent of our then outstanding common stock, at our annual meeting of stockholders held in 2014 or at any special meeting of our stockholders held prior to our 2014 annual meeting at which our directors were to be elected, or at any taking of action by written consent of our stockholders prior to our 2014 annual meeting at which our directors were to be elected, Column had the right to designate one nominee for election to the Board (such nominee, the “Column Nominee”) at such director election. At or prior to any director election, (i) our Nominating and Corporate Governance Committee was required to recommend to the Board the nomination of the Column Nominee for election to the Board, and (ii) the Board was required to recommend to our stockholders the election of the Column Nominee to the Board. At each such director election, (i) CWFS and its affiliates were required to vote all of their shares of common stock then held in favor of electing the Column Nominee to the Board, and (ii) Column was required to vote all of its shares of our common stock then held in favor of electing CWFS’ or its affiliates’ nominees to the Board.

As described in “—Column Stock Repurchase”, on March 17, 2014, we repurchased from Column all of the shares of our common stock it then owned. Accordingly, Column had no right to designate a nominee for election to our Board at the June 5, 2014 annual meeting.

CWFS’ Designation and Election of Directors

Pursuant to the terms of the Purchase Agreement by which we acquired CWCapital, CWFS was entitled to designate up to two nominees for election as directors to our Board through our annual meeting held in 2014. The Purchase Agreement specified that at our annual meeting of stockholders to be held during the 2013 and 2014 calendar years, or at any special meeting of our stockholders held prior to our 2014 annual meeting of stockholders at which our directors were to be elected, or at any taking of action by written consent of our stockholders prior to our 2014 annual meeting of stockholders with respect to which our directors were to be elected, CWFS had the right (but not the obligation) to designate two nominees for election to our Board at such director elections. Under the terms of the Purchase Agreement, at or prior to any such director election: (i) our Nominating and Corporate Governance Committee was required to recommend to our Board the nomination of the CWFS nominees for election to our Board, and (ii) our Board was required to recommend to our stockholders the election of the CWFS nominees to our Board. Such right has now expired in accordance with the terms of the Purchase Agreement. At each of our 2013 and 2014 annual meetings, CWFS designated Michael D. Malone as the CWFS nominee.

Column Indemnification Agreements

On February 17, 2010, Capital Funding Group, Inc. (“Capital Funding”) filed a lawsuit in the state Circuit Court for Montgomery County, Maryland against Walker & Dunlop, LLC, our wholly owned subsidiary, for alleged breach of contract, unjust enrichment and unfair competition arising out of an alleged agreement that Capital Funding had with Column to refinance a large portfolio of senior healthcare facilities located throughout the United States (the “Golden Living Facilities”). On November 17, 2010, Capital Funding filed an amended complaint adding Credit Suisse Securities (USA) LLC (“Credit Suisse”) and its affiliates Column and Column Financial, Inc. as defendants. In December 2010, Column assumed the defense of the Company pursuant to an indemnification agreement. Capital Funding alleges that a contract existed between it and Column (and its affiliates) whereby Capital Funding allegedly had the right to perform the HUD refinancing for the Golden Living Facilities and according to which Capital Funding provided certain alleged proprietary information to Column and its affiliates relating to the refinancing of the Golden Living Facilities on a confidential basis. Capital Funding further alleges that Walker & Dunlop, LLC, as the alleged successor by merger to Column, is bound by Column’s alleged agreement with Capital Funding, and breached the agreement by taking for itself the opportunity to perform the HUD refinancing for the Golden Living Facilities.

Capital Funding further claims that Column and its affiliates and Walker & Dunlop, LLC breached the contract, were unjustly enriched, and committed unfair competition by using Capital Funding’s alleged proprietary information for certain allegedly unauthorized purposes. Capital Funding also asserts a separate unfair competition claim against Walker & Dunlop, LLC in which it alleges that Walker & Dunlop, LLC is improperly “taking credit” on its website for certain work actually performed by Capital Funding. Capital Funding seeks damages in excess of $30.0 million on each of the three claims asserted against all defendants, and an unspecified amount of damages on the separate claim for unfair competition against Walker & Dunlop, LLC. Capital Funding also seeks injunctive relief in connection with its unjust enrichment and unfair competition claims.

Pursuant to an agreement, dated January 30, 2009 (the “Column Transaction Agreement”), among Column, Walker & Dunlop, LLC, W&D, Inc. and Green Park Financial Limited Partnership, Column generally agreed to indemnify Walker & Dunlop, LLC against liability arising from Column’s conduct prior to Column’s transfer of the assets to Walker & Dunlop, LLC. However, pursuant to the Column Transaction Agreement, Column’s indemnification obligation arises only after Column receives a claim notice following the resolution of the litigation that specifies the amount of Walker & Dunlop, LLC’s claim.

To provide for greater certainty regarding Column’s indemnification obligations before the resolution of this litigation and to cap our total loss exposure, we secured a further agreement from Column in November 2010 confirming that it will indemnify us for any liabilities that arise as a result of this litigation. As part of this further indemnification agreement, in the event Column is required to pay us for any liabilities under the Capital Funding litigation that it otherwise would not have been obligated to pay under the Column Transaction Agreement, we will indemnify Column for an amount up to $3.0 million. Also as part of this further indemnification agreement, William Walker, our Chairman, President and Chief Executive Officer, and Mallory Walker, former Chairman and current stockholder, in their individual capacities, agreed that if Column is required to indemnify us under this agreement and otherwise would not have been obligated to pay such amounts under the Column Transaction Agreement, Messrs. William Walker and Mallory Walker will pay any such amounts in excess of $3.0 million but equal to or less than $6.0 million. As a result of this agreement, we will have no liability or other obligation for any damage amounts in excess of $3.0 million arising out of this litigation. Although Column has assumed defense of the case for all defendants, and is paying applicable counsel fees, as a result of the indemnification claim procedures described above, we could be required to bear the significant costs of the litigation and any adverse judgment unless and until we are able to prevail on our indemnification claim. We believe that we will fully prevail on our indemnification claims against Column, and that we ultimately will incur no material loss as a result of this litigation, although there can be no assurance that this will be the case.

On July 19, 2011, the Circuit Court for Montgomery County, Maryland issued an order granting the defendants’ motion to dismiss the case, without prejudice. After the initial case was dismissed without prejudice, Capital Funding filed an amended complaint. In November 2011, the Circuit Court for Montgomery County,

Maryland rejected our motion to dismiss the amended complaint. Capital Funding filed a Second Amended Complaint that did not alter the claims at issue but revised their alleged damages. Defendants moved for summary judgment on all claims, including two counts of breach of contract, two counts of promissory estoppel, two counts of unjust enrichment, and two counts of unfair competition. On April 30, 2013, the Court issued an Opinion and Order which granted the motion as to the two promissory estoppel counts and one count of unjust enrichment. The Court denied the motion as to all remaining claims.

A two-week jury trial was held in July 2013. In the course of the trial, all but two of Capital Funding’s claims were dismissed. The jury awarded Capital Funding (i) a $1.8 million judgment against defendants on Capital Funding’s breach of contract claim and (ii) a $10.4 million judgment against Credit Suisse, Column’s parent, on Capital Funding’s unjust enrichment claim. Because the two claims arise from the same facts, Capital Funding agreed it may only collect on one of the judgments; following the verdict, Capital Funding “elected” to collect the $10.4 million judgment against Credit Suisse. The defendants filed a post judgment motion to reduce or set aside the judgment. On January 31, 2014, the Court ruled that the $10.4 million unjust enrichment judgment is vacated, and awarded Capital Funding the $1.8 million breach of contract judgment. On February 10, 2014, Capital Funding filed a motion with the Court seeking a new trial. On March 13, 2014, the Court denied Capital Funding’s motion for a new trial. Capital Funding filed an appeal with Maryland’s Court of Special Appeals, which was heard on December 10, 2014. We are awaiting a ruling on the appeal.

As a result of an indemnification arrangement with Column, our loss exposure is limited to $3.0 million, and we believe that the indemnification fully covers the $1.8 million judgment.

Column Stock Repurchase

On March 14, 2014 we entered into a Stock Purchase Agreement with Column to repurchase all 2,450,451 shares of our common stock it then owned, at an aggregate purchase price of $35.5 million or $14.50 per share. The repurchase was completed on March 17, 2014.

CMBS Partnership

We offer a Commercial Mortgage Backed Securities (“CMBS”) lending program (“CMBS Program”) through a partnership with an affiliate of Fortress, in which we own a 20 percent interest (“CMBS Partnership”). Affiliates of Fortress and the selling stocholders in this offering manage funds which collectively constitute our largest stockholder group. The CMBS Program offers financing for all commercial property types throughout the United States. The loans in the CMBS Program are selected and funded by the CMBS Partnership and underwritten by us. We receive a fee for servicing the loans. The CMBS Partnership assumes the full risk of loss on the loans while it holds the loans. We account for our 20 percent interest in the CMBS Partnership using the equity method of accounting. Eleven loans with an aggregate unpaid principal balance of $116.1 million were originated through the CMBS Program during 2014. We recorded a $29 thousand loss related to the CMBS Program in 2014.

Servicing Fees

Walker & Dunlop, LLC is the loan subservicer for three loans serviced by CWCapital Asset Management LLC (“CWCAM”), an affiliate of Fortress and the selling stockholders in this offering, pursuant to a subservicing agreement between Walker & Dunlop, LLC and CWCAM. In 2014, we received aggregate servicing fees under this agreement of $73 thousand.

Walker & Dunlop, LLC is the servicer of a portfolio of 439 Fannie Mae secondary risk loans. In connection with that portfolio of loans, Walker & Dunlop, LLC is party to a sub-special servicing agreement with CWCAM pursuant to which we will pay CWCAM fees for performing special servicing services for mortgage loans in the portfolio. CWCAM currently performs special servicing services for three loans under the special servicing agreement. In 2014, we paid CWCAM aggregate fees of $151 thousand.

Until October 30, 2014, Walker & Dunlop, LLC was a servicer of a commercial real estate mortgage loan made to a special purpose entity, which was an affiliate of Fortress and the selling stockholders in this offering, and we received servicing fees in connection with our role as servicer. In 2014 through October 30, 2014, we received $606 thousand in servicing fees, including a prepayment fee. Until September 30, 2014, Walker & Dunlop, LLC was a servicer of a commercial real estate loan owned by an affiliate of Fortress and the selling stockholders in this offering, and we received servicing fees in connection with our role as servicer. In 2014 through September 30, 2014, we received aggregate servicing fees of $2 thousand.

CoStar Information Subscriptions

Andrew C. Florance, one of our Directors, is the president and chief executive officer and a member of the board of directors of CoStar. CoStar is a provider of commercial real estate information and analytic services. In 2014, we paid $324 thousand in fees for various CoStar subscription services. We use each of these subscriptions to analyze commercial real estate property, markets and assets in connection with our lending, loan servicing and asset management activities.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain United States federal income tax considerations relating to the holding and disposition of our common stock by a non-U.S. stockholder (as defined below). As used in this section, references to the terms “company,” “we,” “our,” and “us” mean only Walker & Dunlop, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated.

This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), U.S. Treasury Regulations, rulings and other administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The summary is also based upon the assumption that we will operate the company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

•	broker-dealers;

•	financial institutions;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	insurance companies;

•	persons other than non-U.S. stockholders (as defined below);

•	persons holding 10% or more (by vote or value) of our outstanding common stock, except to the extent discussed below;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment or transaction;

•	persons holding our common stock on behalf of other persons as nominees;

•	persons holding our common stock through a partnership or similar pass-through entity;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	real estate investment trusts, or REITs;

•	regulated investment companies, or RICS;

•	subchapter S corporations;

•	tax-exempt organizations;

•	trusts and estates; or

•	U.S. expatriates.

This summary assumes that stockholders will hold our common stock as a capital asset, which generally means as property held for investment.

You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Non-U.S. Stockholders

This section summarizes the taxation of non-U.S. stockholders. For these purposes, a non-U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is other than:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of any such partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Distributions

If distributions are paid on shares of our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our common stock. Any remainder will constitute gain on the common stock. Dividends paid to a non-U.S. stockholder generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If the dividend is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States or, if a tax treaty requires, attributable to a U.S. permanent establishment maintained by such non-U.S. stockholder, the dividend will not be subject to any withholding tax, provided certification requirements are met, as described below, but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A non-U.S. stockholder that is taxable as a corporation for U.S. federal income tax purposes may, under certain circumstances, also be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. stockholder must provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E for treaty benefits or W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. stockholders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund. Non-U.S. stockholders should consult their own tax advisors regarding the potential applicability (including their eligibility for the benefits) of any income tax treaty.

Disposition

A non-U.S. stockholder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of shares of our common stock unless any one of the following is true:

•	the gain is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. stockholder;

•	the non-U.S. stockholder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the period during which you hold our common stock or (ii) the five-year period ending on the date you dispose of our common stock.

We believe that we are not currently, and will not become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As a general matter, as long as our common stock is regularly traded on an established securities market, however, it will not be treated as a U.S. real property interest with respect to any non-U.S. stockholder that holds no more than 5% of such regularly traded common stock. If we are determined to be a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. stockholder from a disposition of our common stock, and the non-U.S. stockholder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons, and may also be subject to alternative minimum tax.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally but will generally not be subject to withholding. A non-U.S. stockholder that is taxable as a corporation for U.S. federal income tax purposes may, under certain circumstances, also be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on such gain. Gain described in the second bullet point above will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S. source capital losses. Non-U.S. stockholders should consult any potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to dividends paid with respect to our common stock and to proceeds from the sale or other disposition of our common stock. In certain circumstances, non-U.S. stockholders may not be subject to information reporting and backup withholding if they certify under penalties of perjury as to their status as non-U.S. stockholders or otherwise establish an exemption and certain other requirements are met. Non-U.S. stockholders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. stockholder generally may be refunded or credited against the non-U.S. stockholder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Withholding on Payments to Certain Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

The Treasury Department and the IRS have issued final regulations under FATCA. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Under delayed effective dates provided for in the regulations and subsequent guidance, the required withholding began July 1, 2014 with respect to dividends on our stock, but will not begin until January 1, 2017 with respect to gross proceeds from a sale or other disposition of our stock.

If withholding is required under FATCA on a payment related to our stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their own tax advisors regarding the effect of FATCA in their particular circumstances.

U.S. Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. stockholder are considered U.S. situs assets and will be included in the individual’s estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

State, Local and Foreign Taxes

Our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may conduct business or own assets located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

UNDERWRITING

The selling stockholders are offering 8,246,534 shares of our common stock described in this prospectus supplement through Morgan Stanley & Co. LLC as underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase all of the shares to be sold by the selling stockholders in this offering, and the selling stockholders have agreed, severally as contemplated under “Selling Stockholders” above, to sell to the underwriter the related number of shares of common stock to be sold in this offering.

Subject to the completion of the offering, we will repurchase from the underwriter 3,000,000 of the 8,246,534 shares of our common stock that are the subject of this offering at a price per share equal to the price at which the underwriters will purchase such shares from the selling stockholders in this offering, see “Summary—The Share Repurchase.”

In connection with this offering, the underwriter or securities dealers may distribute this prospectus supplement and the accompanying prospectus to investors electronically.

Commissions and Discounts

The underwriter proposes to offer shares of the common stock from time to time for sale in one or more transactions in the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which an underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation. The underwriter will not receive any discount or commission on the 3,000,000 shares of our common stock that we will repurchase from the underwriter.

Indemnification and Contribution

We and the selling stockholders have agreed to indemnify the underwriter and its affiliates, selling agents and controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriter and its affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WD”.

No Sale of Similar Securities by Selling Stockholders

The selling stockholders have agreed that, subject to certain exceptions, for a period of 45 days from the date of this prospectus, they will not, without the prior written consent of the underwriter, dispose of any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. The underwriter may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.

Affiliations

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing market making and brokerage activities. The underwriter and its affiliates have provided certain commercial banking, financial advisory and investment banking services for us for which they receive fees. Affiliates of the underwriter may from time to time enter bids with respect to mortgage backed security trades with us and the lowest bidder purchases those securities. The underwriter and its affiliates may from time to time in the future perform services for us and engage in other transactions with us.

In the ordinary course of its various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the shares to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such shares to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive);

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the shares to the public” in relation to any of the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Hogan Lovells US LLP, Washington, D.C. Sidley Austin LLP, New York, New York will act as counsel to the underwriter and certain selling stockholders. Certain legal matters in connection with this offering will be passed upon for certain of the selling stockholders by Mourant Ozannes, Jersey, Channel Islands.

EXPERTS

The consolidated financial statements of Walker & Dunlop, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein and thereunder, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents filed by us at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission’s Internet website www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document that is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the Securities and Exchange Commission prior to the termination of this offering, modifies or replaces this information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 5, 2015;

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2015;

•	our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 25, 2014;

•	the description of our common stock included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on December 9, 2010; and

•	all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Securities and Exchange Commission, such information or exhibit is specifically not incorporated by reference in this prospectus supplement and the accompanying prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Walker & Dunlop, Inc. at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland, 20814, Attention: General Counsel.

PROSPECTUS

21,635,920 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to 21,635,920 shares of Walker & Dunlop, Inc. common stock by the selling stockholders (and permitted transferees, pledgees, donees, assignees and successors) identified in this prospectus or in any supplement to this prospectus. See “Selling Stockholders.” This prospectus does not necessarily mean that any selling stockholder will offer or sell those shares and does not obligate any selling shareholder to do so. We cannot predict when or in what amounts one or more selling stockholders may sell any of the shares offered by this prospectus. The prices at which a selling stockholder may sell its shares of our common stock will be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders. See “Plan of Distribution.” We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “WD.” The last reported sale price of the common stock on October 1, 2012 was $15.30 per share.

Walker & Dunlop, Inc. is a Maryland corporation with its principal executive offices located at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland, 20814, telephone number (301) 215-5500.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus as well as the information set forth under the caption “Risk Factors” in any document incorporated by reference in this prospectus for a discussion of the risks that you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 30, 2012.

You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus. To the extent there are any inconsistencies between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should rely only on the information provided or information to which we have referred you, including any information incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus and any applicable prospectus supplement prepared by us or the other documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, which we have referred you to in “Incorporation by Reference,” before making an investment decision in our common stock. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Statements contained or deemed to be incorporated by reference in this prospectus or any prospectus supplement as to the content of any contract or other document are not necessarily complete, and in each instance that we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or such prospectus supplement, each such statement is being qualified in all respects by such reference. Any information in such subsequent filings that is inconsistent with this prospectus or any earlier prospectus supplement will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to Walker & Dunlop, Inc., a Maryland corporation, together with its consolidated subsidiaries. This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Fannie Mae, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the U.S. Department of Housing and Urban Development and the Government National

i

Mortgage Association. None of the owners of the trademarks appearing in this prospectus, their parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, stockholders, owners, agents or employees, which we refer to collectively as the “trademark owners,” are issuers or underwriters of the shares of common stock being offered hereby, play (or will play) any role in the offer or sale of the shares of common stock, or have any responsibility for the creation or contents of this prospectus or any applicable prospectus supplement. In addition, none of the trademark owners have or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the shares of common stock being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus, any prospectus supplement or otherwise disseminated in connection with the offer or sale of the shares of common stock offered hereby. You must understand that, if you purchase our common stock in this offering, your sole recourse for any alleged or actual impropriety relating to the offer and sale of the common stock and the operation of our business will be against us (and/or, as may be applicable, the selling stockholder of such shares of common stock) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners.

ii

WALKER & DUNLOP, INC.

We are one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. We originate, sell and service a range of multifamily and other commercial real estate financing products. Our clients are owners and developers of commercial real estate across the country. We originate and sell loans pursuant to the programs of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac,” and together with Fannie Mae, the government-sponsored enterprises, or the “GSEs”), the Government National Mortgage Association (“Ginnie Mae”) and the Federal Housing Administration, a division of the U.S. Department of Housing and Urban Development (together with Ginnie Mae, “HUD”), with which we have long-established relationships. We retain servicing rights and asset management responsibilities on nearly all loans that we sell to GSEs and HUD. We are approved as a Fannie Mae Delegated Underwriting and Servicing (“DUS” TM ) lender nationally, a Freddie Mac Program Plus lender in 22 states and the District of Columbia, a HUD Multifamily Accelerated Processing lender nationally and a Ginnie Mae issuer. We also originate and service loans for a number of life insurance companies and other institutional investors, in which cases we do not fund the loan but rather act as a loan broker.

We fund loans for GSE and HUD programs, generally through warehouse facility financings, and sell them to investors in accordance with the related loan sale commitment, which we obtain prior to loan closing. Proceeds from the sale of the loan are used to pay off the warehouse facility. The sale of the loan is typically completed within 60 days after the loan is closed. In cases where we do not fund the loan, we act as a loan broker and service some of the loans. Our originators who focus on loan brokerage are engaged by borrowers to work with a variety of institutional lenders to find the most appropriate loan instrument for the borrowers’ needs. These loans are then funded directly by the institutional lender and we receive an origination fee for placing the loan and a servicing fee for any loans we service.

In December 2010, we completed our initial public offering, pursuant to which we sold 6,666,667 shares and selling stockholders sold 3,333,333 shares of our common stock at a price per share of $10.00, resulting in gross proceeds to us of $66.7 million. The offering was completed on December 20, 2010. We received net proceeds of $58.4 million from the initial public offering after deferred underwriting discounts and commissions and other accrued offering costs. In connection with our IPO, we completed the formation transaction through which Walker & Dunlop, LLC (“WDLLC”) became a wholly owned subsidiary of Walker & Dunlop, Inc., a newly formed Maryland corporation. In connection with the formation transaction, members of the Walker family, certain of our directors and executive officers and certain other individuals and entities who owned direct and indirect equity interests in WDLLC contributed their respective interests in such entities to Walker & Dunlop, Inc. in exchange for shares of our common stock. Our predecessor entities have historically operated as pass-through tax entities (partnerships, LLCs and S-corporations). Accordingly, our historical earnings have resulted in only nominal federal and state corporate level expense. The tax liability has been the obligation of our owners. Upon closing our initial public offering on December 20, 2010, our income became subject to both federal and state corporate tax

On January 19, 2011, we issued an additional 221,292 shares of common stock at $10.00 per share upon the partial exercise of the overallotment option by the underwriters. We received net proceeds of approximately $2.1 million, net of underwriting discounts and commissions of approximately $0.2 million.

On September 4, 2012, our indirect wholly owned subsidiary, WDLLC, purchased from CW Financial Services LLC (“CW Financial”), and CW Financial sold to WDLLC, all of the limited liability company interests in CWCapital LLC (the “Acquisition”). Prior to the Acquisition, CWCapital LLC was a wholly owned subsidiary of CW Financial and was one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. Like we, CWCapital originated and sold multifamily mortgage loans pursuant to the programs of the GSEs and HUD, with which CWCapital had long-established relationships. Upon the Acquisition, CWCapital LLC became a wholly owned subsidiary of WDLLC and changed its name from CWCapital LLC to Walker & Dunlop Capital LLC. On the same date, in partial consideration for the

Acquisition, we issued to CW Financial 11,647,255 shares of our common stock (the “Acquisition Shares”) pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). CW Financial subsequently transferred the Acquisition Shares to Galaxy Acquisition LLC (“Galaxy”). Galaxy indirectly owns 100% of the membership interest in CW Financial.

Walker & Dunlop, Inc. is a Maryland corporation with its principal executive offices located at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland, 20814, telephone number (301) 215-5500.

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the factors discussed under “Item 1A. Risk Factors” contained in our Annual Report filed on Form 10-K for the year ended December 31, 2011 and our Quarterly Report filed on Form 10-Q for the quarterly period ended June 30, 2012, both of which are incorporated herein by reference, as well as other information contained or incorporated by reference in this prospectus or any prospectus supplement. Each of these risks could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment. See “Where You Can Find More Information” and “Incorporation by Reference” below.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference herein may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•	the future of GSEs and their impact on our business;

•	our growth strategy;

•	our ability to integrate Walker & Dunlop Capital LLC into our business successfully and the amount of time and expense spent and incurred in connection with the integration

•	our projected financial condition, liquidity and results of operations;

•	our ability to obtain and maintain warehouse and other loan funding arrangements;

•	availability of and our ability to retain qualified personnel and our ability to develop relationships with borrowers, key principals and lenders;

•	degree and nature of our competition;

•	the outcome of pending litigation;

•	changes in governmental regulations and policies, tax laws and rates, and similar matters and the impact of such regulations, policies and actions;

•	our ability to comply with the laws, rules and regulations applicable to us;

•	trends in the commercial real estate finance market, interest rates, commercial real estate values, the credit and capital markets or the general economy; and

•	general volatility of the capital markets and the market price of our common stock.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see “Risk Factors.”

USE OF PROCEEDS

We will not receive any proceeds from any sales of shares of our common stock from time to time by any selling stockholder named in this prospectus or in any prospectus supplement. The proceeds from the offering are solely for the account of the selling stockholders. We have agreed, however, to pay certain expenses relating to the registration of the shares of common stock under applicable securities laws. These may include, without limitation, all registration and filing fees, blue sky fees and expenses and fees and expenses of our counsel.

SELLING STOCKHOLDERS

Up to 21,635,920 shares of our common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders (and permitted transferees, pledgees, donees, assignees and successors) identified in this prospectus or in any supplement to this prospectus. The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. When we refer to a “selling stockholder” in this prospectus, we mean any person specifically identified in the table below, as well as (i) in the case of each identified selling stockholder, the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in a manner other than through a public sale and (ii) in the case of the Acquisition Shares held by Galaxy, the following affiliates of Galaxy (the “Galaxy Affiliates”): Galaxy CF Holdings LLC (“Galaxy CF”); Galaxy CF UST Investment Holdings LLC (“Galaxy CF UST”), Fortress Credit Opportunities Fund (A) LP (“FCOF (A)”); Fortress Credit Opportunities Fund (B) LP (“FCOF (B)”); Fortress Credit Opportunities Fund (C) L.P. (“FCOF (C)”); Fortress Credit Opportunities Fund II (A) LP (“FCOF II (A)”); Fortress Credit Opportunities Fund II (B) LP (“FCOF II (B)”); Fortress Credit Opportunities Fund II (C) L.P. (“FCOF II (C)”); Fortress Credit Opportunities Fund II (D) L.P. (“FCOF II (D)”); Fortress Credit Opportunities Fund II (E) LP (“FCOF II (E)”); FCO MA II LP (“FCO MA II”); FCO MA LSS LP (“FCO MA LSS”); FTS SIP L.P. (“FTS SIP”); Galaxy PEF Holdings LLC (“Galaxy PEF”); Galaxy Acquisition Blocker B LLC (“Galaxy Bolcker B”); Galaxy Acquisition Blocker CFG LLC (“Galaxy Blocker CFG”); Fortress Investment Fund V (Fund A) L.P. (“FIF V (A)”); Fortress Investment Fund V (Fund B) L.P. (“FIF V (B)”); Fortress Investment Fund V (Fund C) L.P. (“FIF V (C)”); Fortress Investment Fund V (Fund D) L.P. (“FIF V (D)”); Fortress Investment Fund V (Fund E) L.P. (“FIF V (E)”); Fortress Investment Fund V (Fund F) L.P. (“FIF V (F)”); and Fortress Investment Fund V (Fund G) L.P. (“FIF V (G)”). To the extent of any transfer of any Acquisition Shares to any Galaxy Affiliate, the Galaxy Affiliate will be a selling stockholder.

The table below sets forth as of October 1, 2012 the name of each selling stockholder and the number of shares of our common stock that each selling stockholder may, from time to time, offer pursuant to this prospectus. To our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationships with us or any of our predecessors other than as discussed in this prospectus or the documents incorporated by reference in this prospectus. For more information on such material relationships, see “—Material Relationships with the Selling Stockholders.” The information presented regarding each selling stockholder is based, in part, upon information provided to us by that selling stockholder.

We do not know when or in what amounts any selling stockholder may offer shares for sale, except that we understand certain selling stockholders have adopted or may in the future adopt prearranged Rule 10b5-1 stock trading plans allowing them to sell a portion of their shares over time as part of their financial, tax and/or estate planning. On September 4, 2012, we entered into a registration rights agreement with CW Financial, pursuant to which we agreed to file within 30 days a registration statement registering for resale the shares of the Acquisition Shares with the SEC. See “Plan of Distribution” below. Additional information concerning the registration rights agreement is provided under the caption “Registration Rights Agreement” in our Definitive Proxy Statement on Schedule 14A, filed on July 26, 2012, and under the captions “Registration Rights Agreement” and “Transfer and Joinder Agreement” in Item 1.01 of our Current Report on Form 8-K, filed on September 10, 2012. If at any time Galaxy or CW Financial desires to transfer any of the Acquisition Shares to an unaffiliated third party in a private sale and such Acquisition Shares would constitute more than 10% of our common stock then issued and outstanding on a fully-diluted basis, then we will have a right of first offer with respect to such Acquisition Shares. Additional information concerning our right of first offer is provided under the caption “Closing Agreement—Right of First Offer” in our Definitive Proxy Statement on Schedule 14A, filed on July 26, 2012, and under the captions “Closing Agreement” and “Transfer and Joinder Agreement” in Item 1.01 of our Current Report on Form 8-K, filed on September 10, 2012. The Closing Agreement and the Transfer and Joinder Agreement also provide that Galaxy will not transfer any of the Acquisition Shares prior to the 180th day following September 4, 2012, except for transfers to one or more of Galaxy’s affiliates. For a further description of any agreements, arrangements or understandings between us and any selling stockholder regarding the sale by it of any of the shares covered by this prospectus, see “Selling Stockholders — Material Relationships with the Selling Stockholders” and “Plan of Distribution.” Any selling stockholder may at any time sell all, a portion or none of its shares offered by this prospectus.

The following table has been prepared assuming that each selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares of our common stock during the offering. We cannot advise you as to whether any selling stockholder will in fact sell any or all of its shares of our common stock. In addition, information about each selling stockholder may change over time. Any selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Any revised or new information given to us by any selling stockholder will be set forth in an applicable prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Beneficial ownership is determined in accordance with the rules of the U. S. Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power over securities. To our knowledge, unless otherwise indicated, all persons named in the table below have sole voting and investment power with respect to their shares of our common stock. Percentage of beneficial ownership as given below is based on 34,574,281 shares of our common stock outstanding as of October 1, 2012.

	Beneficial Ownership Prior to Resale Offering (1)(2)		Shares Offered Pursuant to this Prospectus (Maximum Number That May Be Sold)(2)(3)		Beneficial Ownership After Resale Offering(1)(2)(3)
Selling Stockholder	Shares of Common Stock	Percentage of Common Stock	Shares of Common Stock		Shares of Common Stock	Percentage of Common Stock
Column Guaranteed LLC (4)(5)	4,776,568	13.8%	4,771,051	(6)	—	—
Howard W. Smith III (7)	1,250,214	3.6%	1,177,532	(6)	—	—
Mallory Walker (8)	2,179,707	6.3%	2,179,707	(6)	—	—
William M. Walker (9)	1,843,802	5.3%	1,751,649	(6)	—	—
Richard Warner (10)	137,947	*	47,232	(6)	—	—
Deborah A. Wilson (11)	121,380	*	61,494	(6)	—	—
Galaxy Acquisition LLC (12)(5)	11,647,255	33.7%	11,647,255	(13)	—	—

*	Represents less than 1.0% of our common stock outstanding as of October 1, 2012.
(1)	Based on 34,574,281 shares of our common stock outstanding at October 1, 2012, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting or investment power (including the power to dispose or direct the disposition of) and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of options or other rights.
(2)	This registration statement shall also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the registrant’s outstanding shares of common stock.
(3)	Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of this resale offering.
(4)

Column Guaranteed LLC (“Column”) is an indirect subsidiary of Credit Suisse (USA), Inc. a Delaware holding company. Decisions regarding the voting or disposition of the shares of our common stock owned by Column would be made by management and various other professionals within Credit Suisse Securities (USA) LLC (“Credit Suisse”) and its affiliates. As of the date hereof, Edmund F. Taylor, a Managing

Director of Credit Suisse, may be deemed to have voting or dispositive power over these shares. Mr. Taylor disclaims beneficial ownership of these shares. The principal business address for Credit Suisse, is Eleven Madison Avenue, New York, New York 10010. See also “—Material Relationships with the Selling Stockholders.”

Column is an affiliate of a broker-dealer and acquired the shares of our common stock for investment purposes in the ordinary course of business in connection with the formation transaction through which WDLLC became our wholly owned subsidiary. Column has represented to us that it had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their acquisition. In addition, Column did not receive the securities as compensation for professional services rendered by or on behalf of a broker-dealer.

(5)	In connection with the transactions contemplated by the Acquisition, the Company, WDLLC, Column and CW Financial entered into the Voting Agreement dated as of June 7, 2012 (the “Column Voting Agreement”). The Column Voting Agreement provides that to the extent Column owns, directly or indirectly, at least 10% of our then outstanding common stock, at the annual meeting of our shareholders for the 2013 and 2014 calendar years, or at any special meeting of our shareholders held prior to the our 2014 annual meeting of shareholders at which our directors are to be elected, or at any taking of action by written consent of our shareholders prior to our 2014 annual meeting of shareholders with respect to which our directors are to be elected, Column has the right (but not the obligation) to designate one nominee for election to our board (such nominee, the “Column Nominee”). At each such election of our directors, CW Financial and its affiliates agreed to vote the shares of our common stock then held by CW Financial and its affiliates in favor of electing the Column Nominee to our board, and Column agreed to vote all of the shares of our common stock then held by Column in favor of electing the nominees of CW Financial or its affiliates to our board. Pursuant to the Column Voting Agreement, Galaxy may be deemed to have beneficial ownership of 4,776,568 shares of our common stock held by Column, and Column may be deemed to have beneficial ownership of 11,647,255 shares of our common stock held by Galaxy. Each of Galaxy and Column disclaims that it holds any beneficial ownership of the shares of our common stock held by the other.
(6)	Constitutes shares of our common stock previously covered by the Registration Statement on Form S-3 (File No. 333-178878) initially filed by us on January 4, 2012 that have not yet been sold by the relevant selling stockholder.
(7)	Executive Vice President and Chief Operating Officer. See also “—Material Relationships with the Selling Stockholders.”
(8)	Former Chairman of predecessor entities. See also “—Material Relationships with the Selling Stockholders.”
(9)	Chairman, President and Chief Executive Officer. See also “—Material Relationships with the Selling Stockholders.”
(10)	Executive Vice President and Chief Credit Officer. See also “—Material Relationships with the Selling Stockholders.”
(11)	Executive Vice President, Chief Financial Officer and Treasurer. See also “—Material Relationships with the Selling Stockholders.”
(12)

On September 14, 2012, the following reporting persons (the “Fortress Reporting Persons”) filed Amendment No. 1 to Schedule 13D with respect to our common stock (the “Fortress Schedule 13D”): (i) CW Financial (ii) Galaxy, (iii) Galaxy CF, (iv) Galaxy PEF, (v) FCOF (A), (vi) FCOF II (A), (vii) FCOF II (E), (viii) FCO MA II, (ix) FCO MA LSS, (x) Galaxy CF UST, (xi) FCOF (B), (xii) FCOF (C), (xiii) FCOF II (B), (xiv) FCOF II (C), (xv) FCOF II (D), (xvi) FTS SIP, (xvii) FCO Fund GP LLC, (xviii) FCO Fund II GP LLC, (xix) FCO MA GP LLC, (xx) FCO MA II GP LLC, (xxi) FCO MA LSS GP LLC, (xxii) Fortress Credit Opportunities Advisors LLC, (xxiii) Fortress Credit Opportunities MA Advisors LLC, (xxiv) Fortress Credit Opportunities MA II Advisors LLC, (xxv) FCO MA LSS Advisors LLC, (xxvi) FIF V (A), (xxvii) FIF V (D), (xxviii) FIF V (E), (xxix) Galaxy Blocker B, (xxx) Galaxy Blocker CFG, (xxxi) FIF V (B), (xxxii) FIF V (C), (xxxiii) FIF V (F), (xxxiv) FIF V (G), (xxxv) Fortress Fund V GP L.P. (“FF V GP”), (xxxvi) Fortress Fund V GP (BCF) L.P. (“FF V GP (BCF)”), (xxxvii) FIG LLC,

(xxxviii) Hybrid GP Holdings LLC, (xxxix) Fortress Fund V GP Holdings Ltd. (“FF V GP Holdings”), (xl) Fortress Fund V GP (BCF) Holdings Ltd. (“FF V GP (BCF) Holdings”), (xli) Principal Holdings I LP, (xlii) FIG Asset Co. LLC, (xliii) Fortress Operating Entity I LP, (xliv) FIG Corp. and (xlv) Fortress Investment Group LLC.

Galaxy directly owns 11,647,255 shares of our common stock, which represents the Acquisition Shares. Other than Galaxy, none of the Fortress Reporting Persons directly owns any shares of our common stock, but, however, for the reasons set forth in the Fortress Schedule 13D, the other Fortress Reporting Persons may be deemed to beneficially own the Acquisition Shares. Galaxy may transfer some or all of the Acquisition Shares to one or more of the Galaxy Affiliates.

As set forth in the Fortress Schedule 13D: each of FCOF (A), FCOF (B) and FCOF (C) has a principal business and principal office address of c/o FCO Fund GP, LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; each of FCOF II (A), FCOF (II (B), FCOF II (C), FCOF II (D) and FCOF II (E) has a principal business and principal office address of c/o FCO Fund II GP, LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; FTS SIP has a principal business and principal office address of c/o FCO MA GP LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; FCO MA II has a principal business and principal office address of c/o FCO MA II GP LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; FCO MA LSS has a principal business and principal office address of c/o FCO MA LSS GP LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; each of FIF V (A), FIF V (D), FIF V (E), FF V GP and FF V GP Holdings has a principal business and principal office address of c/o Fortress Operating Entity I LP, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; each of FIF V (B), FIF V (C), FIF V(F), FIF V (G), FFV GP (BCF) and FF V GP (BCF) Holdings has a principal business and principal office address of c/o Principal Holdings I LP, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; and each of the other Fortress Reporting Persons has a principal business and principal office address of c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105.

Galaxy is an affiliate of a broker-dealer and acquired the shares of our common stock for investment purposes in the ordinary course of business in connection with the Acquisition. Galaxy has represented to us that it had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their acquisition. In addition, Galaxy did not receive the securities as compensation for professional services rendered by or on behalf of a broker-dealer.

(13)	Constitutes shares of our common stock received pursuant to the Acquisition.

Material Relationships with the Selling Stockholders

We have entered into several agreements and arrangements with the selling stockholders and their affiliates, including the registration rights agreements pursuant to which the selling stockholders’ shares are included in this prospectus.

Tax Advances and Loans Prior to our Initial Public Offering

As our predecessor, WDLLC, provided tax advances to its members on a quarterly basis when it generated taxable income for the members. Tax advances were based on taxable income at the highest federal and local taxes for residents of the District of Columbia. For the year ended December 31, 2010, tax advances of $611,636 and $459,546 were made to William Walker and Howard Smith, respectively. All outstanding advances were repaid in full prior to our initial public offering. The tax advances bore no interest rate.

On July 8, 2008, Deborah Wilson purchased a 3.2% interest in one of our predecessors, GPF Acquisition, LLC, in return for a $218,946 note held by the company. The note was scheduled to mature on the earlier of December 31, 2018, at Deborah Wilson’s termination of employment with the company, or a sale of GPF Acquisition, LLC. The interest rate on the note was equal to the 90-day LIBOR plus 200 basis points. All GPF Acquisition, LLC distributions, except for tax advances, were used to pay down the note. On August 2, 2010, Deborah Wilson repaid the balance of the note in full.

Other Material Relationships

Additional information about certain material relationships between us and the selling shareholders is included in the documents incorporated by reference in this prospectus, including but not limited to the information set forth under the caption “Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A, filed on April 26, 2012, and under the caption “Legal Proceedings” in our Annual Report filed on Form 10-K for the year ended December 31, 2011 and our Quarterly Report filed on Form 10-Q for the quarterly period ended June 30, 2012. Descriptions of our relationships with Galaxy and CW Financial are also included in our Definitive Proxy Statement on Schedule 14A, filed on July 26, 2012, and our Current Report on Form 8-K, filed on September 10, 2012.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit certain selling stockholders to conduct public secondary trading of such common stock from time to time after the date of this prospectus. We will not receive any proceeds from the sale of shares of our common stock from time to time by any selling stockholder pursuant to this prospectus. The aggregate proceeds received by the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. Each selling stockholder named in this prospectus reserves the right, directly or through its agents, to accept or reject any proposed purchase of common stock.

The common stock offered by this prospectus may be sold or otherwise distributed from time to time:

•	directly by the selling stockholders (including, without limitation, any or all of the Galaxy Affiliates) and their successors, which include their permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholder’s interests, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock (these discounts, concessions or commissions may be less than or in excess of those customary in the types of transactions involved).

Unless otherwise permitted by law, if shares of our common stock are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders or the Galaxy Affiliates, then we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include such pledgee, donee, transferee or other successors in interest as selling stockholders under this prospectus.

Any selling stockholder or underwriter, broker-dealer or agent who participates in the sale or distribution of the common stock may be deemed to be an “underwriter” with respect to that sale or distribution within the meaning of the Securities Act. Any selling stockholder from time to time identified as or affiliated with registered broker-dealers participating in the sale or distribution of the common stock is deemed to be an underwriter with respect to securities sold by it pursuant to this prospectus and any applicable prospectus supplement. As a result, any profits on the sale of the shares of our common stock by such selling stockholder and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are also subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	otherwise negotiated prices or without cash consideration.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	in which broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	through dividends or other distributions made by selling stockholders to their respective partners, members or stockholders;

•	through any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which in turn may:

•	engage in short sales of our common stock in the course of hedging their positions;

•	sell our common stock short and deliver our common stock to close out short positions;

•	loan or pledge our common stock to broker-dealers or other financial institutions that in turn may sell our common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of our common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Our common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The obligations of underwriters or dealers to purchase the common stock offered will be subject to certain conditions precedent and the terms of any agreement entered into with the underwriters. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of our common stock by the selling stockholders, except that we understand certain selling stockholders have adopted or may in the future adopt prearranged Rule 10b5-1 stock trading plans allowing them to sell a portion of their shares over time as part of their financial, tax and/or estate planning.

Our common stock is listed on the NYSE under the symbol “WD.”

There can be no assurance that any selling stockholder will sell any or all of our common stock held by it under this prospectus. Further, we cannot determine whether any such selling stockholder will transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Underwriters, dealers or agents may be authorized to solicit offers by certain institutional investors to purchase the common stock from the selling stockholders pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; or

•	educational and charitable institutions.

If and to the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

On December 20, 2010, we issued 14,741,504 shares of our common stock as part of the formation transactions completed concurrently with our initial public offering. In connection with the formation transactions, we entered into a registration rights agreement, dated as of December 20, 2010 (the ‘‘2010 Registration Rights Agreement’’), with Mallory Walker, Taylor Walker, William M. Walker, Howard W. Smith, III, Richard C. Warner, Donna Mighty, Michael Yavinsky, Ted Hermes, Deborah A. Wilson and Column (collectively, the ‘‘RRA Stockholders’’). The 2010 Registration Rights Agreement related to 11,408,171 shares of our common stock (of which 9,988,665 remain registrable) issued in connection with our formation transactions to former direct and indirect equity holders of WDLLC, including the RRA Stockholders (the “Initial Registrable Shares”). Pursuant to the 2010 Registration Rights Agreement, we have granted such holders and their direct and indirect transferees demand registration rights to have the Initial Registrable Shares registered for resale, which registration statement must remain effective for the shorter of two years or until the date on which all of the Initial Registrable Shares have been sold. In addition to demand registration rights, certain holders received tag along rights whereby they have the right to have their shares registered if other persons with registration rights register their shares or if our company proposes to file a registration statement in connection with an underwritten offering. The right to keep a registration statement effective shall cease to apply on the earlier of (1) the date that is two years after the date the SEC declares effective a registration statement covering the Initial Registrable Shares, (2) the date on which all of the Initial Registrable Shares can be sold pursuant to Rule 144 without any volume limitations or other restrictions on transfer or (3) the date on which such holders sell all of the initial registrable securities under a registration statement covering the Initial Registrable Shares. Notwithstanding the foregoing, we are permitted, from time to time, to suspend the use of any prospectus that is part of the registration statement filed pursuant to the 2010 Registration Rights Agreement (and therefore suspend sales under the registration statement) in the event of certain corporate events affecting us for certain periods.

On September 4, 2012, we issued the Acquisition Shares in connection with the closing of the Acquisition and entered into a registration rights agreement with CW Financial (the “2012 Registration Rights Agreement”), related to the Acquisition Shares. Pursuant to the 2012 Registration Rights Agreement, we have granted CW Financial and its direct and indirect assignees and transferees (the “Holders”) demand registration rights to have the Acquisition Shares registered for resale. We must use our reasonable best efforts to keep the Acquisition Shares registered on a registration statement that remains effective for the earlier of (i) the date on which all of the Acquisition Shares covered by such registration statement are eligible for sale without registration pursuant to Rule 144 (or any successor provision) under the Securities Act without volume limitations or other restrictions on transfer or (ii) the date on which the Holders consummate the sale of all of the Acquisition Shares registered under the registration statement. The 2012 Registration Rights Agreement provides that, upon the written request of Holders of a number of Acquisition Shares equal to at least five (5) percent of the outstanding shares of our common stock as of September 4, 2012, the Holders are entitled to effect the sale of Acquisition Shares through an underwritten public offering, subject to certain limitations. In addition to demand registration rights, certain holders received piggy-back rights whereby they have the right to have their shares registered if other persons with registration rights register their shares or if our company proposes to file a registration statement in connection with an underwriting offering. Notwithstanding the foregoing, we are permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement filed pursuant to the 2012 Registration Rights Agreement (and therefore suspend sales under the registration statement) in the event of certain corporate events affecting us for certain periods.

We will bear all of the costs and expenses incident to our registration requirements under the 2010 Registration Rights Agreement and the 2012 Registration Rights Agreement including, without limitation, all registration, filing and stock exchange or Financial Industry Regulatory Authority fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses, and all fees and disbursements of counsel and independent public accountants retained by us and one counsel retained by the respective selling stockholders under each of the 2010 Registration Rights Agreement and the 2012 Registration Rights Agreement. We have also agreed to indemnify the persons receiving registration rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute the payments such persons may be required to make in respect thereof.

Our company and CW Financial entered into a letter agreement, dated as of June 7, 2012 (the ‘‘Piggyback Side Letter’’), with William M. Walker, Howard W. Smith, III, Richard C. Warner, Deborah A. Wilson, Mallory Walker and Column (the “Specified Stockholders”) pursuant to which each of CW Financial and the Specified Stockholders agreed to, among other things: (i) pro rata cutbacks with respect to their respective piggyback registration rights under the 2010 Registration Rights Agreement and the 2012 Registration Rights Agreement, if requested by a managing underwriter in order to reduce the amount of shares of our common stock to be included in offerings of common stock for our own account or underwritten offerings of common stock for the account of CW Financial or the Specified Stockholders; (ii) the selection of the managing underwriters for any underwritten offering demanded by CW Financial and the Specified Stockholders, respectively; (iii) the right of Column to request an underwritten offering subject to certain thresholds; and (iv) our inclusion of registrable securities of the Specified Stockholders in the registration statement to be filed in connection with the 2012 Registration Rights Agreement.

Pursuant to the Transfer and Joinder Agreement dated as of September 4, 2012 among our company, CW Financial and Galaxy, Galaxy agreed to be bound by all the provisions of the 2012 Registration Rights Agreement and the Piggyback Side Letter that were applicable to CW Financial.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights and preferences of our capital stock and related provisions of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law, and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to two hundred million (200,000,000) shares of common stock, $0.01 par value per share, and fifty million (50,000,000) shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of stock of any class or series without stockholder approval. No shares of our preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of our common stock are not deposits or other obligations of any bank, an insurance policy of any insurance company or insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.

Shares of Common Stock

Voting Rights of Common Stock

Except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Under the Maryland General Corporation Law (“MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of the votes entitled to be cast on the matter. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity if all of the equity interests of that entity are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without the approval of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefore. If we fail to pay dividends on any shares of our preferred stock, if any are then outstanding, generally we may not pay dividends on or repurchase shares of our common stock until such time as we have paid dividends on any outstanding shares of our preferred stock. Holders of shares of our common stock are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company and the preferential amounts owing with respect to any outstanding preferred shares.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights, unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Holders of shares of our common stock have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of our common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. No shares of our preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed, traded or quoted. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that, depending upon the terms of the particular class or series, delays, defers or prevents a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock with respect to dividends, distributions or rights upon liquidation. The issuance of preferred stock could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of shares of our common stock or otherwise be in the best interests of the stockholders. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare Services LLC. The principal business address of Computershare Services LLC is 480 Washington Boulevard, Jersey City, New Jersey 07310.

CERTAIN PROVISIONS OF MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law, and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors, but may not be fewer than the minimum number required under the MGCL nor more than 15. As of the date of this prospectus, we have eight directors. As previously disclosed, in connection with the Acquisition, our board of directors has adopted resolutions to increase the number of members of our board of directors from eight to eleven members, up to two of whom may be designated by CW Financial for each election of directors through our annual meeting to be held in 2014. In addition, an independent member will be nominated by us. Should CW Financial and its affiliates cease to own at least 20% of our common stock, CW Financial shall forfeit the right to nominate one Board designee; and upon ceasing to own at least 10% of our common stock, CW Financial shall forfeit the right to nominate its remaining Board designee.

Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws provide that at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approve in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year prohibition, any business combination between our company and an interested stockholder must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws provide that the Maryland Control Share Acquisition Act does not apply to any of the Acquisition Shares.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, which removal will be allowed only for cause, (ii) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and fill vacancies and (iii) require, unless called by the chairman of our board of directors, our president or chief executive officer or a majority of our directors then in office, the written request of stockholders entitled to cast no less than a majority of all votes entitled to be cast at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and indemnification of directors and officers) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of all votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders holding not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice provisions set forth in, and provided information and certificates required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The business combination statute, control share acquisition statute, the provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders.

Corporate Opportunities

Our bylaws provide that we renounce any interest or expectancy in certain corporate opportunities in which Fortress Investment Group LLC (“Fortress”) and certain persons affiliated with Fortress participate or desire or seek to participate.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters relating to this offering, including the validity of common stock offered hereby by us and by the selling stockholders will be passed upon for us by Arnold & Porter LLP.

EXPERTS

The consolidated financial statements of Walker & Dunlop, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of CWCapital LLC as of December 31, 2011, and the related statements of income, member’s equity, and cash flows for the year then ended, and the balance sheets of CWCapital LLC as of December 31, 2010 and August 31, 2010, and the related statements of net income/loss, member’s equity, and cash flows for the four-month period ended December 31, 2010, and the nine-month period ended August 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheets of CWCapital LLC as of November 30, 2009 and 2008, and the related statements of net loss, other comprehensive loss, member’s equity, and cash flows for years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Deloitte & Touche LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.walkerdunlop.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

We have filed with the SEC a registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock that the selling stockholders may sell from time to time. For further information with respect to our company and the shares of our common stock that may be sold from time to time by a selling stockholder pursuant to this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Copies of the registration statement, including the exhibits and schedules to the registration statement, and any of our annual, quarterly and current reports or proxy statements and other information may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of this registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is deemed to be part of this prospectus from the date we file that document, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 9, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed on May 10, 2012, August 9, 2012 and November 8, 2012, respectively;

•	Current Reports on Forms 8-K and 8-K/A filed on April 4, 2012, June 8, 2012, June 12, 2012, June 14, 2012, June 15, 2012, June 28, 2012, July 9, 2012, August 30, 2012, September 10, 2012, October 2, 2012 and October 12, 2012;

•	Definitive Proxy Statements on Schedule 14A, filed on April 26, 2012 and July 26, 2012; and

•	the description of our common stock contained in the Registration Statement on Form 8-A, filed on December 9, 2010, which incorporates by reference the description of our common stock from our Registration Statement on Form S-1 (Reg. No. 333-168535), and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the selling stockholders have sold all of the common stock to which this prospectus relates or the offering is otherwise terminated. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You should rely only on the information contained in this document or that information to which this prospectus has referred you. Neither we nor the selling stockholders have authorized anyone to provide you with any additional information.

The documents incorporated by reference into this prospectus are available from us and upon request. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for such copies should be directed to the following:

Walker & Dunlop, Inc.

Attn.: Richard M. Lucas, Executive Vice President, General Counsel and Secretary

7501 Wisconsin Avenue, Suite 1200E

Bethesda, MD 20814

(301) 215-5500

Except as expressly provided above, no other information, including information on our web site, is incorporated by reference into this prospectus.

8,246,534 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

March     , 2015